SUBADVISORY AGREEMENT

                  FRANKLIN TAX-ADVANTAGED INTERNATIONAL BOND FUND


     THIS SUBADVISORY AGREEMENT made as of the 28th day of June, 1994, by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (hereinafter called "FAI"), and TEMPLETON INVESTMENT COUNSEL, INC., a Florida corporation (hereinafter called "TICI").

                               W I T N E S S E T H

     WHEREAS, FAI is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), and is engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

     WHEREAS, FAI has been retained to render investment management services to Franklin Tax-Advantaged International Bond Fund (the "Fund"), an investment management company registered with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, FAI desires to retain TICI to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and TICI is interested in furnishing said services.

     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. FAI hereby retains TICI and TICI hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

          (a) Subject to the overall policies, control, direction and review of the Fund's Managing General Partners and to the instructions and supervision of FAI, TICI will provide a continuous investment program for the Fund, including allocation of the Fund's assets among the various securities markets of the world and, investment research and advice with respect to securities and investments and cash equivalents in the Fund. So long as the Managing General Partners and FAI determine, on no less frequently than an annual basis, to grant the necessary delegated authority to TICI, and subject to paragraph (b) below, TICI will determine what securities and other investments will be purchased, retained or sold by the Fund, and will place all purchase and sale orders on behalf of the Fund except that orders regarding U.S. domiciled securities and money market instruments may also be placed on behalf of the Fund by FAI.

            (b) In performing these services, TICI shall adhere to the Fund's investment objectives, policies and restrictions as contained in its Prospectus and Statement of Additional Information, and in the Fund's Agreement of Limited Partnership, and to the investment guidelines most recently established by FAI and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

            (c) Unless otherwise instructed by FAI or the Managing General Partners, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAI or by the Managing General Partners, TICI shall report daily all transactions effected by TICI on behalf of the Fund to FAI and to other entities as reasonably directed by FAI or the Managing General Partners.

            (d) TICI shall provide the Managing General Partners at least quarterly, in advance of the regular meetings of the Managing General Partners, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Managing General Partners. TICI shall also make an investment officer available to attend such meetings of the Managing General Partners as the Managing General Partners may reasonably request.

            (e) In carrying out its duties hereunder, TICI shall comply with all reasonable instructions of the Fund or FAI in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Managing General Partners or by any other person authorized by a resolution of the Managing General Partners, provided a certified copy of such resolution has been supplied to TICI.

      2. In performing the services described above, TICI shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Managing General Partners, TICI may, to the extent authorized by law and in accordance with the terms of the Fund's Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, TICI shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

      3.    (a)   TICI shall, unless otherwise expressly provided and
authorized, have no authority to act for or represent FAI or the Fund in any way, or in any way be deemed an agent for FAI or the Fund.

            (b) It is understood that the services provided by TICI are not to be deemed exclusive. FAI acknowledges that TICI may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act, ("Clients") which may invest in the same type of securities as the Fund. FAI agrees that TICI may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

      4. TICI agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

      5. FAI has furnished or will furnish to TICI as soon as available copies properly certified or authenticated of each of the following documents:

            (a) the Fund's Agreement of Limited Partnership, as filed with the Secretary of State of the State of California, and any other organizational documents and all amendments thereto or restatements thereof;

            (b) resolutions of the Fund's Managing General Partners authorizing the appointment of TICI and approving this Agreement;

            (c) the Fund's original Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto;

            (d) the Fund's current Registration Statement on Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund;

            (e) the Fund's most recent Prospectus and Statement of Additional Information; and

            (f)   the Investment Management Agreement between the Fund and FAI.

FAI will furnish TICI with copies of all amendments of or supplements to the foregoing documents.

      6. TICI will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where TICI may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

      7. FAI shall pay a monthly fee in cash to TICI based upon a percentage of the value of the Fund's net assets, calculated as set forth below as compensation for the services rendered and obligations assumed by TICI during the preceding month.

            (a) For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund's current Prospectus and Statement of Additional Information. The rate of the monthly fee payable by FAI shall be as follows, based on the value of the Fund's net assets as of the close of business on the last business day of each month:

            1/2 of 5/96 of 1% of the value of the Fund's net assets up to and including $100,000,000;

            1/2 of 1/24 of 1% of the value of the Fund's net assets over $100,000,000 up to and including $250,000,000; and

            1/2 of 9/240 of 1% of the value of the Fund's net assets in excess of $250,000,000.

            (b) FAI and TICI shall share equally in any voluntary reduction or waiver by FAI of the management fee due FAI under the Management Agreement between FAI and the Fund.

            (c) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

      8. Nothing herein contained shall be deemed to relieve or deprive the Managing General Partners of its responsibility for and control of the conduct of the affairs of the Fund.

      9. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of TICI, neither TICI nor any of its directors, officers, employees or affiliates shall be subject to liability to FAI or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

            (b) Notwithstanding paragraph 9(a), to the extent that FAI is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a "liability"), for any acts undertaken by TICI pursuant to authority delegated as described in Paragraph 1(a), TICI shall indemnify and save FAI and each of its affiliates, officers, directors and employees (each a "Franklin Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

            (c) No provision of this Agreement shall be construed to protect any director or officer of FAI or TICI, from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

      10. During the term of this Agreement, TICI will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FAI will be responsible for all of their respective expenses and liabilities.

      11. This Agreement shall be effective as of June 28, 1994, and shall continue in effect for two years. It is renewable annually thereafter for successive periods not to exceed one year each (i) by a vote of the Managing General Partners or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Managing General Partners of the Fund who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

      12. This Agreement may be terminated at any time, without payment of any penalty, by the Managing General Partners or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to FAI and TICI, and by FAI or TICI upon sixty (60) days' written notice to the other party.

      13. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Management Agreement between FAI and the Fund.

      14. In compliance with the requirements of Rule 31a-3 under the 1940 Act, TICI hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund's direction, any of such records upon the Fund's request. TICI further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

      15. This Agreement may not be materially amended, transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund and may not be amended without the written consent of FAI and TICI.

      16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

      17. The terms "majority of the outstanding voting securities" of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

      18. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

      19. TICI acknowledges that it has received notice of and accepts the limitations of the Fund's liability as set forth in its Agreement of Limited Partnership. TICI agrees that the Limited Partnership's obligations hereunder shall be limited to the assets of the Fund, and that TICI shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any managing general partner, officer, employee or agent of the Fund.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.



By /S/RUPERT H. JOHNSON
Title:  President


TEMPLETON INVESTMENT COUNSEL, INC.



By  /S/MARTIN FLANAGAN
Title:  Executive Vice President


Franklin Tax-Advantaged International Bond Fund hereby acknowledges and agrees to the provisions of paragraphs 9(a) and 10 of this Agreement.


FRANKLIN TAX-ADVANTAGED INTERNATIONAL BOND FUND



By  /S/CHARLES B. JOHNSON
Title:  Chairman of the Board